Press Release

SOURCE:  Digital Power Corporation

Digital Power Announces Completion of Investment By Telkoor Telecom

FREMONT, Calif., Nov. 20/PRNewswire/ -- Digital Power Corporation (Amex: DPW - news) today announced completion of its securities purchase agreement with Telkoor Telecom Ltd., a limited liability company organized under the laws of Israel. Under the securities purchase agreement, Telkoor Telecom acquired (i) 1,250,000 shares of common stock (ii) a warrant to purchase an additional 900,000 shares of common stock at $1.25 per share; and (iii) a warrant to purchase an additional 1,000,000 shares of common stock at $1.50 per share for the aggregate purchase price of $1,250,000. The 900,000 share warrant will expire sixty days after the Company files its Form 10-KSB for the year ending December 31, 2002 and the 1,000,000 share warrant will expire on December 31, 2003.

     Further, the Company's Board of Directors now consists of Mr. Ben-Zion Diamant, Chairman of the Board, Mr. David Amitai, Mr. Mark L. Thum, Mr. Robert
O. Smith and Mr. Scott McDonald. Mr. Amitai has also been appointed as President and Chief Executive Officer, and Mr. Uri Friedlander has been appointed Chief Financial Officer. Mr. Robert Smith, the Company's previous President and Chief Executive Officer will serve as a consultant to the Company. Prior directors of the Board of Directors who consisted of Messrs. Chris Schofield, Thomas O'Neil, Jr. and Robert Boschert have resigned. Further, Mr. Philip Swany has also resigned as Chief Financial Officer, and effective December 31, 2001 Mr. Chris Schofield will no longer be associated with Digital Power Limited.

     Telkoor Telecom is an Israeli corporation, primarily engaged in developing, marketing and selling power supplies and power systems for the telecommunication equipment industry. Telkoor Telecom used its own funds to purchase the securities. Telkoor Telecom's initial investment of 1,250,000 shares represents approximately 28% of the outstanding shares, with the right to increase their ownership to 49%, assuming all of the warrants are exercised.

     Digital Power designs, develops, manufactures, and markets switching power supplies for sale to manufacturers of computer and other electronic equipment. The headquarters are located at 41920 Christy Street, Fremont, California 94538-3158, phone number 510-657-2635, and its website is located at http://www.digipwr.com.

     The foregoing contains forward-looking statements which are subject to contingencies and uncertainties which are set forth in Digital Power's filings with the Securities and Exchange Commission. These forward-looking statements are not guarantees of future performance, and are based on numerous assumptions about future conditions that could prove to be inaccurate. Actual events, transactions, and results may differ materially from anticipated events, transactions or results described in such statements.